Exhibit 3.52

LIMITED LIABILITY COMPANY AGREEMENT

OF

90210 Management Company, LLC

This Limited Liability Company Agreement (this “Agreement”) of 90210 Management Company, LLC is entered into by the sole Member (as defined below) of the Company (as defined below).

The Member formed the Company on January 20, 2006 pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 through § 18-1109), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company is 90210 Management Company, LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Member Managed. The Company is member managed.

4. Members. The sole member of the Company is KSL II Management Operations, LLC, a Delaware limited liability company (the “Member”). The Member holds 100% of the membership interests of the Company.

5. Initial Capital Contribution. In exchange for 100% of the membership interests of the Company and the assumption of certain obligations and liabilities, the Member shall contribute through a contribution and assumption agreement acceptable to the Company and the Member (the “Contribution Agreement”), to the capital of the Company the assets listed on Schedule I attached hereto. Such capital contribution shall not be effective until the execution and delivery of the Contribution Agreement by the Member and the Company. No Member shall be entitled or required to make any additional contribution to the capital of the Company.

6. Officers. The Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware or a Member. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. Any officer may be removed at any time, with or without cause, by the Member. Nola Dyal is as of the date hereof designated to be an officer of the Company.

7. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Each of the officers of Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Each of the officers of Member, acting singly, is hereby authorized, empowered and directed in the name and on behalf of the Company to approve, execute and deliver any and all agreements, certificates or any other documents on behalf of the Company.

8. Transfer of Licenses and Permits. Nola Dyal or any other officer of the Company, acting alone or together, is hereby authorized to take any actions required to be taken by the Company, to obtain all necessary permits and licenses (including, without limitation, liquor licenses) which are necessary of desirable to carry out the purposes of the Company, and Nola Dyal or any other officer of the Company may bind the Company and is hereby authorized and directed to execute and deliver any and all documents and to take such other action as such officer deems necessary, advisable, or appropriate to obtain such permits and licenses.

9. Indemnity. To the fullest extent permitted by law, the Company shall indemnify the officers of the Company and the Member and their respective officers, directors, employees, agents and controlling persons (each, an “Indemnified Person”), on request by the Indemnified Person, and hold each of them harmless from and against all losses, costs, liabilities, damages and expenses (including reasonable costs of suit and attorney’s fees) any of them may incur as an officer or Member of the Company or as a controlling person of such Member, in performing the obligations of an officer or Member with respect to the Company, as the case may be, INCLUDING ANY MATTER ARISING OUT OF OR RESULTING FROM THE INDEMNIFIED PERSON’S OWN SIMPLE, PARTIAL, OR CONCURRENT NEGLIGENCE, except for any such loss, cost, liability, damage or expense primarily attributable to the Indemnified Person’s reckless disregard of fiduciary duties, gross negligence, willful misconduct, or fraud. If an Indemnified Person becomes involved in any action, proceeding or investigation with respect to which indemnity may be available under this Section 8, the Company shall reimburse the Indemnified Person for its reasonable legal and other expenses (including the cost of investigation and preparation) as they are incurred, provided that the Indemnified Person shall promptly repay to the Company the amount of any such expense paid if it is ultimately determined that the Indemnified Person was not entitled to indemnification hereunder.

10. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

11. Capital Accounts. A separate capital account shall be maintained for the Member in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).

12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

14. Issuance of Certificates. The interest of a Member in the Company may be represented by an LLC Certificate. Upon the request of the Member, the Company shall issue an LLC Certificate in the name of the Member certifying that the person or entity named therein is the record holder of the interest in the Company. The Company elects to be governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware.

15. Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of January 24, 2006.

KSL II MANAGEMENT OPERATIONS, LLC

By:	/s/ Scott M. Dalecio
Name: Scott M. Dalecio
Title: President

SCHEDULE I

Initial Capital Contribution

1. All of Member’s right, title and interest in and to each of the Management Agreements (as defined below), subject to the Company’s assumption of all Member’s obligations and liabilities under such Management Agreements. “Management Agreements” means, collectively: (i) the Management Agreement, dated as of August 16, 2004, by and between Owner and the Member, as manager, for the La Quinta Resort & Club and PGA West, as assigned by the Member to the Company; (ii) the Management Agreement, dated as of August 16, 2004, by and between Owner and Member, as manager, for the Grand Wailea Resort Hotel & Spa, as assigned by the Member to the Company, and (iii) the Management Agreement, dated as of August 16, 2004, by and between Owner and Member, as manager, for the Arizona Biltmore Resort & Spa, as assigned by the Member to the Company. “Owner” means, collectively, CNL Resort Lodging Tenant Corp., CNL Resort Biltmore Real Estate, Inc., CNL Resort Ancillary Tenant Corp., and CNL Resort Desert Real Estate, Inc.

2. All of the Member’s right, title and interest in and to any licenses or permits (including, without limitation, liquor licenses) relating to such Management Agreements.

3. All of the Member’s right, title and interest in and to each of the SNDAs, subject to the Company’s assumption of all of the Member’s obligations and liabilities under such SNDAs. “SNDAs” means, collectively: (i) the Manager’s Consent, Subordination of Management Agreement, and Non-Disturbance Agreement, dated as of January 9, 2006, by and among CNL Desert Resort, LP, CNL Grand Wailea Resort, LP, and CNL Biltmore Resort, LP, as collectively, the borrowers, Operating Lessee, and the Company, as manager and successor, by assignment, to the Member, to and for the benefit of German American Capital Corporation, as lender; (ii) the Manager’s Consent, Subordination of Management Agreement, and Non-Disturbance Agreement (First Mezzanine), dated as of January 9, 2006, by CNL Resort Senior Mezz, LP, as first mezzanine borrower, Operating Lessee, and the Company, as manager and successor, by assignment, to the Member, to and for the benefit of German American Capital Corporation, as first mezzanine lender; (iii) the Manager’s Consent, Subordination of Management Agreement, and Non-Disturbance Agreement (Second Mezzanine), dated as of January 9, 2006, by CNL Resort Sub Senior Mezz, LP, as second mezzanine borrower, Operating Lessee, and the Company, as manager and successor, by assignment, to the Member, to and for the benefit of German American Capital Corporation, as second mezzanine lender; (iv) the Manager’s Consent, Subordination of Management Agreement, and Non-Disturbance Agreement (Third Mezzanine), dated as of January 9, 2006, by CNL Resort Intermediate Mezz, LP, as third mezzanine borrower, Operating Lessee, and the Company, as manager and successor, by assignment, to the Member, to and for the benefit of German American Capital Corporation, as third mezzanine lender; and (v) the Manager’s Consent, Subordination of Management Agreement, and Non-Disturbance Agreement (Fourth Mezzanine), dated as of January 9, 2006, by CNL Resort Sub Intermediate Mezz, LP, as fourth mezzanine borrower, Operating Lessee, and the Company, as manager and successor, by assignment, to the Member, to and for the benefit of German American Capital Corporation, as fourth mezzanine lender. “Operating Lessee” means, collectively, CNL Resort Lodging Tenant Corp. and CNL Resort Ancillary Tenant Corp.

4. 100% of the Member’s membership interests in each of the Subsidiaries. “Subsidiaries” means, collectively, KSL Desert Resorts Management Co., LLC, KSL Biltmore Management, LLC and KSL Grand Wailea Management Co., LLC

5. The workforce in place and employed by the Subsidiaries.

6. Goodwill.

7. All of the Member’s right, title and interest in and to all contracts and agreements entered into as agent on behalf of Owner, subject to the Company’s assumption of all of the Member’s obligations and liabilities under such contracts or agreements, to the extent that any amounts paid by the Company thereunder are reimbursable to the Company by Owner.

FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

OF

90210 Management Company, LLC

This First Amendment to Limited Liability Company Agreement (this “Amendment”) of 90210 Management Company, LLC (the “Company”) is entered into by KSL II Management Operations, LLC, the sole Member (the “Member”) of the Company.

RECITALS

A. The Member formed the Company as a limited liability company under and pursuant to the provisions of the Delaware Limited Liability Company Act, pursuant to (i) the filing of the Certificate of Formation with the Delaware Secretary of State on January 20, 2006, and (ii) the execution by the Member of the Limited Liability Company Agreement of the Company dated as of January 25, 2006 (the “Original Agreement”).

B. The Member now desires to amend the Original Agreement pursuant to this Amendment.

AGREEMENT

NOW, THEREFORE, the Member hereby agrees as follows:

1. Amendment to Section 9. Section 9 of the Original Agreement shall be deleted in its entirety and shall be replaced as follows:

“Indemnity. To the fullest extent permitted by law, the Company shall indemnify the officers, directors, and employees of the Company (each, an “Indemnified Person”), on request by the Indemnified Person, and hold each of them harmless from and against all losses, costs, liabilities, damages and expenses (including reasonable costs of suit and attorney’s fees) any of them may incur as an officer, director or employee of the Company, in performing the obligations of an officer, director or employee with respect to the Company, as the case may be, INCLUDING ANY MATTER ARISING OUT OF OR RESULTING FROM THE INDEMNIFIED PERSON’S OWN SIMPLE, PARTIAL, OR CONCURRENT NEGLIGENCE, except for any such loss, cost, liability, damage or expense primarily attributable to the Indemnified Person’s reckless disregard of fiduciary duties, gross negligence, willful misconduct, or fraud. If an Indemnified Person becomes involved in any action, proceeding or investigation with respect to which indemnity may be available under this Section, the Company shall reimburse the Indemnified Person for its reasonable legal and other expenses (including the cost of investigation and preparation) as they are incurred, provided that the Indemnified Person shall promptly repay to the Company the amount of any such expense paid if it is ultimately determined that the Indemnified Person was not entitled to indemnification hereunder.

2. Original Agreement. Except as expressly modified hereby, the Original Agreement shall remain in full force and effect.

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3. Governing Law. This Amendment shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amendment as of January 31, 2006.

KSL II MANAGEMENT OPERATIONS, LLC

By:	/s/ Scott M. Dalecio
Name: Scott M. Dalecio
Title: President

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